Exhibit 99.1

Contact: Marc Cannon (954) 769-3146 cannonm@autonation.com Investor Contacts: Andrew Wamser (954) 769-7023 wamsera@autonation.com Robert Quartaro (954) 769-7342 quartaror@autonation.com
AutoNation Announces Reported Retail New Vehicle Unit Sales of 31,777 in May 2015,
up 5% Versus May 2014

AutoNation Celebrates the Sale of its 10 Millionth Vehicle -
Only Automotive Retailer in History to Reach Milestone

FORT LAUDERDALE, Fla., June 3, 2015 - AutoNation, Inc. (NYSE: AN), America’s largest automotive retailer, today announced that it reported to automotive manufacturers, based on their respective sales transaction reporting standards, retail sales of 31,777 new vehicles in May 2015, an increase of 5% as compared to May 2014. May 2015 reported retail new vehicle unit sales for AutoNation’s operating segments were as follows:

•	9,878 for Domestic, up 6% versus May 2014,

•	15,297 for Import, down 1% versus May 2014, and

•	6,602 for Premium Luxury, up 18% versus May 2014.

On a same-store basis, reported retail new vehicle unit sales in May 2015 were up 3% as compared to May 2014. AutoNation expects to announce June 2015 reported retail new vehicle unit sales on Thursday, July 2, 2015.

The Company also announced that it is celebrating the sale of its 10 millionth vehicle - a milestone no other automotive retailer has achieved - by giving away 3 vehicles, one each in Florida, Texas and California.

The “10 Millionth” winner from the Eastern Region is Daisy M. Gomez. Ms. Gomez left Cuba, where she was born, with her family when she was four years old. She currently resides in Miami, Florida. Ms. Gomez is a hardworking, single mom raising two daughters and works for Baroma Health Partners as the Director of Provider Relations. Daisy won a White 2015 Jeep Wrangler from AutoNation Chrysler Dodge Jeep Ram of Pembroke Pines, which she gave to her daughter as a surprise graduation gift. Her daughter’s graduation is tonight, June 3rd, from G. Homes Braddock Senior High School in Miami.

In connection with the multi-vehicle giveaway, AutoNation also announced a sweepstakes in which the grand prize winner will be given a 1 in 100 chance at winning $10 million. The grand prize winner will win a new Honda Accord should they not win the $10 million drawing. In addition, the grand prize winner and a select group of peer-nominated AutoNation associates will receive an all-expenses-paid trip to Sonoma, California to be a part of the 2015 GoPro Grand Prix of Sonoma. The online entry site and official rules for the sweepstakes can be found at http://www.10-million.autonation.com or www.autonation.com.

###

The information provided in this news release is based on unaudited sales reports provided by our stores to the applicable automotive manufacturers. These reports are prepared based on the sales transaction reporting standards established by the applicable automotive manufacturers, which differ from GAAP revenue recognition and other requirements. For example, the classification of certain transactions under the standards established by certain such manufacturers differs under GAAP. Transactions reported as retail sales include vehicles placed into certain manufacturer-approved demonstrator vehicle and service loaner programs, which vehicles may be sold by our stores to retail customers as new or used vehicles under GAAP in subsequent periods. Manufacturers sometimes provide marketing incentives to place vehicles into such programs during particular periods. In addition, the sales reports are based on the time periods set by the automotive manufacturers for reporting monthly sales, which generally differ from the calendar month and may be modified by particular manufacturers from time to time. As a result, our operating results calculated and presented in accordance with GAAP, including our new vehicle unit sales, may differ materially from any results expressed or implied by the information provided in our monthly sales reports and summarized in this news release and future news releases. In addition, reported retail sales are subject to seasonal trends. Consequently, reported retail sales for a particular month are not necessarily indicative of results to be expected for a full quarter or year. Please refer to our public filings with the U.S. Securities and Exchange Commission, including without limitation our Annual Report on Form 10-K for the year ended December 31, 2014 and our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, for additional information regarding our business. Investors should not assume that our disclosure of the information in this news release means that we have determined that such information is material to the Company.

About AutoNation, Inc.
AutoNation is transforming the automotive retail industry through bold leadership. We deliver a peerless automotive retail experience through our customer-focused sales and service processes. Owning and operating 293 new vehicle franchises, which sell 35 new vehicle brands across 15 states, AutoNation is America’s largest automotive retailer, with state-of-the-art operations and the ability to leverage economies of scale that benefit the customer. As an indication of our leadership position in our industry, AutoNation is a component of the S&P 500 Index.

Please visit investors.autonation.com, www.autonation.com, www.autonationdrive.com, www.twitter.com/autonation, www.twitter.com/CEOMikeJackson, www.facebook.com/autonation, and www.facebook.com/CEOMikeJackson, where AutoNation discloses additional information about the Company, its business, and its results of operations.